Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-32648, 333-32656 and 333-58756 of Navtech, Inc. on Form S-8 of our report dated February 6, 2006 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the differences between accounting principles generally accepted in Sweden and the United States of America) relating to the financial statements of European Aeronautical Group AB and subsidiaries as of and for the years ended December 31, 2004 and 2003 appearing in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Navtech, Inc.

/s/ Deloitte AB
Deloitte AB

Stockholm, Sweden
February 6, 2006